                                                                    Exhibit 10.5

                               BUILD-TO-SUIT LEASE

Landlord:        Britannia Poinic Grand Limited Partnership

Tenant:          MetaXen, LLC

Date:            May 27, 1997

                                TABLE OF CONTENTS

1. PREMISES .........................................    1
  1.1   Lease of Premises ...........................    1
  1.2   Landlord's Reserved Rights ..................    2
  1.3   First Refusal Right .........................    2

2. TERM .............................................    3
  2.1   Term ........................................    3
  2.2   Early Possession ............................    3
  2.3   Delay In Possession .........................    3
  2.4   Acknowledgment Of Lease Commencement ........    4
  2.5   Holding Over ................................    4
  2.6   Option To Extend Term .......................    4

3. RENTAL ...........................................    5
  3.1   Minimum Rental ..............................    5
  3.2   Late Charge .................................    6

4. STOCK WARRANTS ...................................    7
  4.1   Stock Warrants ..............................    7

5. CONSTRUCTION .....................................    7
  5.1   Condition of Improvements ...................    7
  5.2   Condition of Property .......................    8
  5.3   Compliance with Law .........................    8

6. TAXES ............................................    8
  6.1   Personal Property ...........................    8
  6.2   Real Property ...............................    8
  6.3   Challenges ..................................    9

7. OPERATING EXPENSES ...............................    9
  7.1   Payment Of Operating Expenses ...............    9
  7.2   Definition Of Operating Expenses ............   10
  7.3   Determination Of Operating Expenses .........   12
  7.4   Final Accounting For Lease Yew ..............   13
  7.5   Proration ...................................   13

8. UTILITIES ........................................   13
  8.1   Payment .....................................   13
  8.2   Interruption ................................   14

9. ALTERATIONS; SIGNS ...............................   14
  9.1   Right To Make Alterations ...................   14
  9.2   Title To Alterations ........................   14
  9.3   Tenanl Fixtures .............................   15
  9.4   No Liens ....................................   15
  9.5   Signs .......................................   15

10.  MAINTENANCE AND REPAIRS.........................   15
  10.1  Landlord's Work ....... .....................   15
  10.2  Tenant's Obligation For Maintenance..........   16
        (a) Good Order. Condition And Repair.........   16
        (b) Landlord's Remedy........................   16
        (c) Condition Upon Surrender.................   16

11.  USE OF PREMISES.................................   16
  11.1  Permitted Use................................   16
  11.2  [Omitted]....................................   16
  11.3  No Nuisance..................................   16
  11.4  Compliance With Laws ........................   17
  11.5  Liquidation Sales............................   17
  11.6  Environmental Matters........................   17

12.INSURANCE AND INDEMNITY...........................   20
  12.1  Insurance   .................................   20
  12.2  Quality Of Policies And Certificates.........   21
  12.3  Workers' Compensation........................   21
  11.4  Waiver Of Subrogation........................   21
  12.5  Increase In Premiums.........................   21
  12.6  Indemnification..............................   21
  12.7  Blanket Policy...............................   22

13.SUBLEASE AND ASSIGNMENT ..........................   22
  13.1  Assignment And Sublease Of Property..........   22
  13.2  Rights Of Landlord...........................   23

14.RIGHT OF ENTRY AND QUIET ENJOYMENT................   23
  14.1  Right Of Entry...............................   23
  14.2  Quiet Enjoyment..............................   23

15.CASUALTY AND TAKING...............................   23
  15.1  Termination Or Reconstruction................   23
  15.2  Tenant's Rights..............................   24
  15.3  Lease To Remain In Effect....................   24
  15.4  Reservation Of Compensation..................   24
  15.5  Restoration Of Fixtures......................   24

16.DEFAULT...........................................   25
  16.1  Events Of Default ...........................   25
        (a) [Omitted]................................   25
        (b) Nonpayment ..............................   25
        (c) Other obligations........................   25
        (d) General assignment.......................   25
        (e) Bankruptcy ..............................   25
        (f) Receivership ............................   25
        (g) Attachment ..............................   25
        (h) Insolvency ................. ............   25
  16.2  Remedies Upon Tenant's Default...............   26
  16.3     Remedies Cumulative.......................   26

17.SUBORDINATION, ATTORNMENT AND SALE................   26
  17.1  Subordination To Mortgage....................   26
  17.2  Sale Of Landlord's Interest .................   27
  17.3  Estoppel Certificates........................   27
  17.4  Subordination To CC&R'S......................   27
  17.5  Mortgagee Protection.........................   28

18. SECURITY ........................................   28
  18.1  DEPOSIT......................................   28

19 MISCELLANEOUS.....................................   29
  19.1  Notices .....................................   29
  19.2  Successors And Assigns.......................   30
  19.3  No Waiver   .................................   30
  19.4  Scvcrability.................................   30
  19.5  Litigation Between Panics....................   30
  19.6  Surrender....................................   30
  19.7  Interpretation ..............................   30
  19.8  Entire Agreement.............................   30
  19.9  Governing Law................................   31
  19.10 No Partnership...............................   31
  19.11 Financial Information .......................   31
  19.12 [Omitted]....................................   31
  19.13 Time.........................................   31
  19.14 Rules And Regulations........................   31
  19.15 Brokers......................................   31
  19.16 Memorandum Of Lease .........................   31
  19.17 Authority....................................   32
  19.18 Execution and Delivery.......................   32
  19.19 Survival.....................................   32

                                    EXHIBITS

EXHIBIT A     Real Property Description (Center)

EXHIBIT B     Location of Premises (Site Plan)

EXHIBIT C     Construction

EXHIBIT D     Estimated Construction Schedule

EXHIBIT E     Acknowledgment of Lease Commencement

                               BUILD-TO-SUIT LEASE

                  THIS BUILD-TO-SUIT LEASE ("Lease") is made and entered into is of the 27th day of May 1997 by and between BRITANNIA POINTS GRAND LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and METAXEN, LLC, a Delaware limited liability company ("Tenant").

                          THE PARTIES AGREE AS FOLLOWS:

                                  1. PREMISES

         1.1      Lease of Premises.

                  (a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises (the "Premises") designated in Exhibit B attached hereto and incorporated herein by this reference, consisting of the entire second floor (approximately 23.680 square feet) and a portion of the first floor (preliminarily estimated, for working purposes to consist of at least 4,000 square feet, for an aggregate estimated area of approximately 27,680 square feet) of a two-story building designated as Building H(the "Building") to be constructed by Landlord pursuant to Article 5 hereof and Exhibit C attached hereto in the Britannia Pointe Grand Business Park (the "Center") in the City of South San Francisco, County of San Mateo, Slate of California, located on East Grand Avenue on the real property described in Exhibit A attached hereto and incorporated herein by this reference (the "Property"). The parties contemplate that the plans for the first floor portion of the Premises will include an exclusive entrance, a reception area, loading dock access, an and for vibration-sensitive facilities, and both stair and elevator access to the second floor, with the size of the first floor space and the details of such facilities to be developed pursuant to the design process described in Article 5 hereof and Exhibit C attached hereto. The Building and the other improvements to be constructed pursuant to Article 5 hereof and Exhibit C attached hereto are sometimes referred to collectively herein as the "Improvements. The parking areas, driveways, sidewalks, landscaped areas and other portions of the Center that lie outside the exterior walls of the buildings now existing or to be constructed in the Center, as depicted oil the site plan attached hereto as Exhibit B. are sometimes referred to herein as the "Common Areas."

                  (b) As an appurtenance to Tenant's leasing of the Premises pursuant to Section 1.1 (a). Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, agents, contractors, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, (i) those portions of the Common Areas improved from time to lime for use as parking areas, driveways, sidewalks, landscaped areas, or for other common purposes, and (ii) all access easements and similar rights and privileges relating to or appurtenant to the Property and created or existing from time to time under any access easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Property, subject however to any limitations applicable to such rights and privilege, under applicable law and/or under the written agreements creating such rights and privileges Landlord represents that the Property shall include parking spaces available for use (on a non-exclusive basis) by tenents of the Building and their employees, agents and invitees at. the rate of 3.5 spaces per 1,000 square feet, and that Tenant shall be entitled to have five (5) parking spaces marked as being reserved for exclusive use by Tenant, at a location to be reasonably designated by Tenant.

                  (c) Subject to all of the terms and conditions of this paragraph (c). Tenant may by written notice to Landlord, elect to expand the Premises to include all or any portion of the Building not included within the initial Premises as described in Section l.l(a) (the "Option Space"). This option may be exercised by Tenant at any time during the period from the date of this Lease to the date which is four (4) months prior to the Commencement Date (the "Option Period"): provided, however, that for purposes of this paragraph
(c), me Option Period shall be conclusively deemed to expire on the date specified in a written notice from Landlord to Tenant, which notice shall (i) specify the anticipated Commencement Date under this Lease (based on Landlord's best reasonable, good faith estimate, (ii) specify the date on which the Option Period will expire (which date shall be no less than ten (10) business days after the date such notice is delivered to Tenant), and (iii) shall be given no earlier then four and one-half months prior to the

Commencement Date as estimated reasonably and in good faith by Landlord in such notice. If this option is duly and timely exercised by Tenant, then (I) Landlord and Tenant shall proceed diligently to develop and agree upon a space plan and detailed plans and specifications for the Option Space, (II) Landlord shall proceed diligently to construct improvements to the Option Space in accordance with such plans and specifications, at Landlord's sole cost and expense (subject to the provisions of Section 3.1(c) hereof), (III) the Option Space shall be added to the Premises and rent and other charges shall commence with respect thereto upon the later to occur of (A) substantial completion of such improvements or (B) the date on which rent and such other charges commence with respect to the Premises, (IV) rent payable hereunder and Tenant's Operating Cost Share shall be adjusted to reflect the addition of the Option Space to the Premises, using the same rates and formulas pet square foot as are applicable to the original Premises hereunder, and (V) Tenant shall occupy the Option Space for the remaining term of this Lease upon and subject to all of the terms and provisions of this Lease, to the same extent and in the same manner as such terms and provisions are applicable to the original Premises hereunder.

         1.2 Landlord's Reserved Rights. To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Section 14.1 hereof, the following rights: (i) to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling. surfaces, below the floor surfaces, within the walls or leading through the Premises in locations which will not materially interfere with Tenant's use thereof, (ii) to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are so located or located elsewhere outside the Premises, (iii) to make changes, alterations or additions to the portions of the Building not occupied by Tenant and/or to the Common Areas, including, without limitation, changes in the location, size or shape of any portion of the Common Areas, and to relocate parking spaces on the Property (but not materially decrease the number of such parking spaces in areas of the Property generally adjacent to the Building);
(iv) to close temporarily any of the Common Areas for maintenance or other reasonable purposes, provided that reasonable parking and reasonable access to the Building remain available; (v) to construct, alter or add to other buildings or improvements on the Property (including, but not limited to, construction of buildings in the areas designated as "New Building A," "New Building B" and "New Building C" on the site plan attached hereto as Exhibit B, and construction of related site improvements and common area improvements on the Property); (vi) to build adjoining to the Property; (vii) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Property or any portion thereof; (viii) to lease any part of the Property for the construction of improvements or buildings; and (ix) to do and perform such other acts with respect to the Common Areas and the Property as may be necessary or appropriate; provided, however, that notwithstanding anything to-the contrary in this Section 1.2, Landlord's exercise of its rights hereunder shall not cause any material diminution or impairment of Tenant's rights, nor any material increase of Tenant's obligations, under this Lease or with respect to the Improvements.

         1.3      First Refusal Right.

                  (a) Following expiration of Tenant's right to add part or all of the Option Space to the Premises pursuant to Section l.l(c) hereof, if Tenant has not elected to exercise such right in whole or in part. Landlord shall not thereafter lease all or any part of the Option Space that has not already been added to the Premises at any time during the term of this Lease, except in compliance with this Section 1.3; provided, however, that the foregoing restriction shall not apply during any period in which Tenant is in material default, beyond say applicable cure periods, under this Lease (without limitation, any "event of default," as that term is defined in Section 16.1, will be considered a material default).

                  (b) If Landlord during the term of this Lease (after expiration of Tenant's rights under Section l.l(c) hereof) receives a bona fide written offer from a prospective tenant to lease all or any portion of the Option Space, and if Tenant is not then in default (beyond any applicable cure periods) under this Lease, Landlord shall first give written notice of such offer to Tenant, attaching a copy of the written offer and specifying (to the extent not set forth in such offer) the material terms on which Landlord proposes to lease the Option Space or portion thereof (the "Offered Space"), and shall offer to Tenant the opportunity to lease the Offered Space on the terms specified in Landlord's notice and in the written third-party offer. Tenant shall have five (5) business days after the date of giving of such notice by Landlord in which to accept such offer by written notice to Landlord. Upon such acceptance by Tenant, the Offered Space shall be leased to Tenant oh the terms set forth in Landlord's notice and in the written third-party offer, and on the additional terms and provisions set forth herein (except to the extent inconsistent with the terms set forth in Landlord's said notice and in said written offer), and the parties shall promptly execute an amendment to (this Lease adding the Offered Space to the Premises and making any appropriate amendments to provisions of this Lease to reflect different rent and other obligations applicable to the Offered Space under the terms of Landlord's said notice and of said written offer. If Tenant does not accept Landlord's offer within the allotted time. Landlord shall thereafter have the right to lease the Offered Space to the third parry which submitted the bona fide written offer at any time within one hundred eighty (180) days after Tenant's failure to accept Landlord's offer, at a minimum rental and on other tarns and conditions not more favorable to the lessee than the minimum rental and other-terms offered to Tenant in Landlord's said notice. If Tenant does not accept Landlord's offer and Landlord does not lease the Offered Space to such third parry within one hundred eighty
(180) days, this First Right of Refusal shall reattach to that space. For purposes of this Section 1.3(b), a "bona fide written offer" shall mean a terms sheet, letter of intent or other written statement of proposed lease terms that has been signed by the prospective lessee or by its authorized agent, even if such terms sheet letter or statement is non-binding or is subject to preparation of full documents, completion of due diligence or inspections, or other customary and commercially reasonable contingencies.

                                     2. TERM

         2.1 Term. The term of this Lease shall commence on the earlier to occur of (i) the date which is five (5) days after the date Landlord delivers to Tenant written notice that Landlord's work pursuant to Article 5 and Exhibit C on the Building and on the Premises is substantially complete, such work is in fact substantially complete and the City of South San' Francisco has issued a certificate of occupancy (or reasonable equivalent thereof) for the Premises, or
(ii) the date Tenant takes occupancy of the Premises (except as otherwise provided in Section 2.2). the earlier of such dates being herein called the "Commencement Date" and shall end on the day immediately preceding the date fifteen (15) years thereafter, unless sooner terminated or extended as hereinafter provided.

         2.2 Early Possession. If Landlord permits Tenant to occupy, use, take possession of or have access to the Premises or any portion thereof prior to the Commencement Date determined under Section 2.1, such occupancy, use possession or access shall be subject to and upon all of the terms and conditions of this Lease, including the obligation to pay rent and other charges unless Landlord and Tenant agree otherwise; provided however, that such early possession shall not advance or otherwise affect the Commencement Date or termination date determined under Section 2.1; provided further, that Tenant and the contractor selected pursuant to Exhibit C attached hereto for construction of the Tenant Improvements shall be entitled to have early access to the Premises, promptly after completion of the roof metal decking for the Building and thereafter at all appropriate times throughout the course of construction of Landlord's work pursuant to Section 5.1 and Exhibit C, subject to the approval of Landlord and the general contractor (which approval shall not be unreasonably withheld), for the purposes of hanging electrical, mechanical and plumbing services from the overhead structure and installing fixtures, furniture, laboratory equipment, computer equipment, telephone, low voltage data wiring and other personal property, and other similar work preparatory to the commencement of Tenant's business on the Premises, and Tenant shall not be required to pay minimum rental or Operating Expenses by reason of such early access until the Commencement Date otherwise occurs; and provided further, that Tenant shall not interfere with or delay Landlord's contractors by such early access or possession and shall indemnify, defend and hold harmless Landlord and its agents and employees from and against any and all claims, demands, liabilities, actions, tosses, costs and expenses, including (but not limited to) reasonable attorneys' fees, arising out of or in connection with Tenant's early entry upon the Premises hereunder.

         2.3 Delay In Possession. Landlord agrees to use its best reasonable efforts to complete the work described in Section 5.1 and Exhibit C promptly, diligently and within the respective time periods set forth in the estimated construction schedule attached hereto as Exhibit D and incorporated herein by this reference, as such schedule may be modified from time to time by mutual agreement of Landlord and Tenant, and subject to the effects of any delays caused by or attributable to Tenant or any other circumstances beyond Landlord's reasonable control (excluding any financial inability); provided ,however, that except to the extent caused by a material default by Landlord of its obligations set forth in this Lease (including, but not limited to, its obligations set forth in this Section 2.3 and in Section 5.1 and Exhibit C). Landlord shall not be liable for any damages caused by any delay in the completion of such work nor shall any such delay affect the validity of this Lease or the obligations of Tenant hereunder. Notwithstanding any other provisions of this Lease, however, if Landlord's construction of the Building Shell pursuant to Article 5 and Exhibit C is not substantially complete by the later of (x) September 1, 1998 or (y) thirteen (13) months after Landlord and Tenant have mutually approved detailed plans and specifications for the interior tenant improvements within the Premises, then Tenant shall be entitled to terminate this Lease by written notice to Landlord at any time prior to substantial completion of Landlord's construction of the Building Shell under Article 5 and Exhibit C; provided, however, that the deadline described in this sentence for construction of the Building Shell shall be extended, day for day, for a period of time equal to the length of any actual delay in substantial completion of Landlord's construction of the Building Shell that is caused by or attributable to (I) acts or omissions of Tenant or its agents or employees or (II) any fire, earthquake or other casualty, strike, shortage of labor or materials, or other circumstances beyond Landlord's reasonable control (excluding any financial inability); and provided, further, that any extensions pursuant to the foregoing clause (II) shall not exceed nine (9) months in the aggregate.

         2.4 Acknowledgment Of Lease Commencement. Upon commencement of the term of this Lease, Landlord and Tenant shall execute a written acknowledgment of the Commencement Date, date of termination and related matters, substantially in the form attached hereto as Exhibit E (with appropriate insertions), which acknowledgment shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of one or both parties to execute such a written acknowledgment shall not affect the determination of the Commencement Date, date of termination and related matters in accordance with the provisions of this Lease.

         2.5 Holding Over. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease with Landlord's written consent, then except as otherwise specified in such consent. Tenant shall become a tenant from month to month at one hundred fifty percent (150%) of the rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease without Landlord's written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys' fees) resulting from any delay by Tenant in surrendering the Premises (except with Landlord's prior written consent), including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

         2.6 Option to Extend Term. Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1 (c) and
(d) and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for up to two (2) additional periods of five (5) years each, commencing upon expiration of the initial term hereof. Exercise of such option with respect to the first such extended term shall be by written notice to Landlord at least twelve (12) months prior to the expiration of the initial term hereof; exercise of such option with respect to the second extended term, if the first extension option has been duly exercised, shall be by like written notice to Landlord at least twelve (12) months prior to the expiration of the first extended term hereof. If Tenant is in material default hereunder, beyond any applicable cure periods, on the date of such notice or on the date any extended term is to commence (without limitation, any "event of default," as that term is defined in Section 16.1 will be considered a material default), then the exercise of the option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the then current term hereof (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises one or more extension options under this Section, then all references in this Lease (other than in this Section 2.6) to the "term" of this Lease shall be construed to include the extension term(s) thus elected by Tenant. Except as expressly set forth in this Section 2.6, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

                                    3. RENTAL

         3.1      Minimum Rental.

                  (a) Tenant shall pay to Landlord as minimum rental for the Building, in advance, without deduction, offset, notice or demand, on or before the Commencement Date and on or before the first day of each subsequent calendar month of the term of this Lease, the following amounts per month:

  Months                   Monthly Minimum Rental
---------            --------------------------------
  1 -  12            $ 68,370 ($2.47 per square foot)
 13 -  24              70,030 ($2.53 per square foot)
 25 -  36              71,691 ($2.59 per square foot)
 37 -  48              73,352 ($2.65 per square foot)
 49 -  60              75,013 ($2.71 per square foot)
 61 -  72              76,950 ($2.78 per square foot)
 73 -  84              78,888 ($2.85 per square foot)
 85 -  96              70,584 ($2.55 per square foot)
 97 - 108              72,798 ($2.63 per square foot)
109 - 120              74,736 ($2.70 per square foot)
121 - 132              66,986 ($2.42 pet square foot)
133 - 144              69,200 ($2.50 per square foot)
145 - 156              71,691 ($2.59 per square foot)
157 - 168              74,182 ($2.68 per square foot)
169 - 180              67,816 ($2.45 per square foot)

If the obligation to pay minimum rental hereunder commences on other than the first day of a calendar month or if the term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the term of this Lease, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

                  (b)      The minimum rental amounts specified in this Section
3.1 are based upon an estimated area of 27,680 square feet for the Premises. If the actual area of the Premises, when completed, differs from such estimated area (because of Tenant's election to take some or all of the Option Space or for any other reason), then the minimum rentals specified in Section 3.1(a) shall be adjusted for each rental period in strict proportion to the ratio between the actual area of the Premises during the applicable period (which area shall be determined on the basis of measurement from the centerline of interior demising walls (if any), from the exterior faces of the exterior walls of the Building and, in the case of overhangs, from the dripline thereof, but excluding the exterior recessed areas of the second floor) and the assumed area of 27,680 square feet. Measurements of building area under this paragraph shall be made initially by Landlord's architect, subject to review and approval by Tenant's architect.

                  (c) If Tenant properly exercises its right to extend the term of this Lease pursuant to Section 2.6 hereof, the minimum rental during the first extended term shall be equal to eighty-five percent (85%) of the fair market rental value of the Premises in their then existing condition and state of improvements (including all laboratory improvements, fixtures, equipment and other installations that are affixed to and are part of the Building, but specifically excluding from consideration any such improvements, fixtures and equipment which Tenant is entitled to remove from the Premises, "under the provisions of this Lease, upon expiration of this Lease), including any cost-of-living adjustments or other rental increase provisions then customary in the market for comparable office and research and development space in South San Francisco, determined as of the commencement of such extended term in accordance with this paragraph. Upon Landlord's receipt of a proper notice of Tenant's exercise of its option to extend the term of this Lease, the parties shall have sixty (60) days in which to agree on the fair market rental (including any applicable rental increase provisions) for the Premises at the commencement of the first extended term for the uses permitted hereunder. If the parties agree on such fair market rental and rental increase provisions (if any), they shall execute an amendment to this Lease stating the amount of the applicable minimum monthly rental and any applicable rental increase provisions. If the parties are unable to agree on such rental (including any applicable rental increase provisions) within such sixty (60) day period, then within fifteen (15) days after the expiration of such period each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years experience appraising similar commercial properties in northeastern San Mateo County to appraise and set the fair market rental and any applicable rental increase provisions for the Premises at the commencement of the first extended term. If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party and the two appraisers so appointed are unable to agree upon a fair market rental (and any appropriate rental increase provisions) within thirty (30) days after the appointment of the second, they shall appoint a third qualified appraiser within ten (10) days after expiration of such 30-day period; if they are unable to agree upon a third appraiser, either party may, upon not less than five (5) days notice to the other party, apply to the Presiding Judge of the San Mateo County Superior Court for the appointment of a third qualified appraiser. Each party shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted for either party in any capacity. Within thirty (30) days after the appointment of the third appraiser, a majority of the three appraisers shall set the fair market rental and any applicable rental increase provisions for the first extended term and shall so notify the parties. If a majority are unable to agree within the allotted time,
(i) the three appraised fair market rentals shall be added together and divided by three and the resulting quotient shall be the fair market rental for the first extended term, and (ii) the applicable rental increase provision shall be equal to the mathematical average (or the nearest reasonable approximation thereto) of the two rental increase provisions that are most closely comparable, which determinations shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease. For purposes of this Section 3.1(c), the "fair market rental" of the Premises shall be determined with reference to the then prevailing market rental rates for properties in South San Francisco with shell, office, laboratory and research and development improvements and site (common area) improvements comparable to those then existing in the Premises and on the Property; provided, however, that no equipment or laboratory improvements to the Premises constructed or installed by Tenant at its own expense and which Tenant has a right to remove upon expiration of this Lease shall be taken into account in determining such fait market rental, but all other improvements to the Premises and Property (including, but not limited to, the Improvements constructed by Landlord pursuant to Section 5.1 and Exhibit C and any and all other laboratory improvements, fixtures, equipment and other installations that are affixed to and are part of the Building and are not removable by Tenant upon expiration of this Lease) shall be taken into account in such determination.

                  (d) If Tenant properly exercises its right to a second extended term of this Lease pursuant to Section 2.6 hereof, the minimum rental during such second extended term shall be determined in the same manner provided in the preceding paragraph for the first extended term, except that the determination shall be made as of the commencement of the second extended term.

         3.2 Late Charge. If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser often percent (10%) per annum or the maximum rate permitted by law, from the date due to the date of payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to five percent (5%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after written notice from Landlord to Tenant that such rental or other amount is past due; provided, however, that if at any time a payment of rent or other amounts is more than five (5) days late and Landlord gives written notice of delinquency to Tenant prior to Tenant's actual delivery of such payment, then for the next twelve (12) calendar months after such written notice was given, Tenant shall be liable for late charges on any further payment of rent or other amounts that is not paid on or before the fifth (5th) day after such rent or other amount is due, without any requirement of prior notice from Landlord to Tenant of such default or delinquency. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Property. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section
3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant's default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

                                4. STOCK WARRANTS

         4.1      Stock Warrants.

                  (a) Within thirty (30) days after the execution of this Lease and as a condition to Landlord's obligations hereunder, Tenant shall deliver to Landlord or Landlord's nominees (which may be any partners, shareholders or affiliates of Landlord or any affiliates of any such partners, shareholders or affiliates of Landlord) warrants registered in the name of Landlord or Landlord's nominees for the acquisition of an aggregate of one hundred thousand (100,000) shares of Tenant's preferred stock or other comparable membership interests (however denominated), which warrants shall be in form and substance satisfactory to Landlord. The warrants shall have an exercise price which is two dollars ($2.00) per share higher than the price at which common shares of Xenova group plc are trading on the date of issuance of the warrants, shall be exercisable from the date of issuance until five (5) years thereafter, and shall be accompanied by reasonable and customary registration rights or other comparable liquidity benefits in favor of the warrantholders.

                  (b)      The warrants for 100,000 shares described in Section
4.1 (a) are to be issued in connection with Tenant's leasing of the second floor of the Building. Once the area of the additional space to be taken by Tenant on the first floor of the Building has been determined, and thereafter if Tenant exercises its option under Section 1.1(c) to expand the Premises to include all or any portion of the Option Space, then within thirty (30) days after the size of each such additional first floor portion of the Premises is determined, as a condition to Landlord's obligations hereunder, Tenant shall deliver to Landlord or Landlord's nominees (which may be any partners, shareholders or affiliates of Landlord or any affiliates of any such partners, shareholders or affiliates of Landlord) additional warrants registered in the name of Landlord or Landlord's nominees for the acquisition of an aggregate number of additional shares of Tenant's preferred stock or other comparable membership interests (however denominated) which bears the same ratio to 100,000 shares as the square footage of the first floor space taken by Tenant bears to the area of the second floor of the Building as measured under Section 3.1(b). Such warrants shall be in the same form and shall have the same terms, exercise price and registration rights as the warrants issued initially pursuant to Section 4.1(a).

                                 5. CONSTRUCTION

         5.1 Construction of Improvements. Landlord shall, at Landlord's cost and expense (except as otherwise provided herein and in Exhibit C), construct the Improvements in accordance with the terms and conditions of Exhibit C attached hereto and incorporated herein by this reference and in accordance with the plans and specifications attached thereto or listed or described therein, subject to any changes implemented in such plans and specifications in accordance with the procedures set forth in said Exhibit C. Landlord and Tenant shall both use their respective best reasonable efforts to perform in a timely manner their respective obligations under, and to facilitate the completion of construction of the Improvements in accordance with, the estimated construction schedule attached hereto as Exhibit D, as the same may be modified or revised from time to time by mutual agreement of Landlord and Tenant, subject to the effects of any delays caused by or attributable to the other party or any other circumstances beyond the performing party's reasonable control (excluding any financial inability), and subject to the provisions of Section 2.3 above.

         5.2 Condition of Property. Landlord shall deliver the Premises to Tenant clean and free of debris on the Commencement Date, and Landlord warrants to Tenant that (i) the Improvements shall be free from material structural defects, (ii) the roof and the electrical, mechanical, plumbing, lighting and HVAC systems and the loading doors, if any, on or in the Premises shall be in good operating condition on the Commencement Date, and (iii) the Improvements shall be constructed in compliance in all material respects with the plans and specifications attached to or listed or described in Exhibit C, subject to any changes implemented in such plus and specifications in accordance with the procedures set forth in Exhibit C. If it is determined that this warranty has been violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to promptly, at Landlord's sole cost, correct the condition(s) constituting such violation. Tenant's failure to give such written notice to Landlord within one (1) year after the Commencement Date shall give rise to a conclusive presumption that Landlord has complied with all Landlord's obligations hereunder, except with respect to latent defects. TENANT ACKNOWLEDGES THAT THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE IMPROVEMENTS TO BE CONSTRUCTED BY LANDLORD AND THAT LANDLORD MAKES NO OTHER WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE.

         5.3 Compliance with Law. Landlord warrants to Tenant that the Improvements (when constructed), as they exist on the Commencement Date, but without regard to the use for which Tenant will occupy the Premises, shall not violate any covenants or restrictions of record or any applicable building code, regulation or ordinance in effect on the Commencement Date, including (but not limited to) the Americans with Disabilities Act. If it is determined that this warranty has been violated, then it shall be the obligation of Landlord, after written notice from Tenant, to correct the condition(s) constituting such violation promptly, at Landlord's sole cost and expense. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant's business or proposed business thereon.

                                    6. TAXES

         6.1 Personal Property. Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of (a) any and all alterations, additions and items installed or placed on the Premises and taxed as personal property rather than as real property, and/or (b) all personal property, trade fixtures and other property placed by Tenant on or about the Property. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant's payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Property, then Landlord shall make a reasonable allocation of the larger statement between personal property described in the first sentence of this
Section 6.1 and other personal property covered by the applicable statement and the portion of such tax or assessment reasonably allocable to personal property described in the first sentence of this Section 6.1 shall be paid by Tenant to Landlord within ten (10) days following presentation by Landlord of copies of the lax bills in which such taxes and assessments are included (together with a description of the basis for Landlord's allocation of such taxes and assessments) and shall for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 6.1.

         6.2 Real Property. It is the intention and expectation of the parties that real property taxes and assessments on the Premises, the Building and the Property will be assessed to Landlord on an aggregate basis. To the extent the real property taxes and assessments on the Premises are assessed separately from the remainder of the Property. Tenant shall be responsible for and shall pay prior lo delinquency all such taxes and assessments levied against the Premises. To the extent any real property taxes and assessments on the Property (including, but not limited to, the Improvements) are assessed directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against the Property. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant's timely payment of any taxes and assessments that are Tenant's responsibility under the preceding two sentences. In the event any such taxes and assessments on the Premises or Property are paid directly by Tenant pursuant to this Section 6.2, an appropriate adjustment shall be made in the determination of Operating Expenses to ensure that Tenant does not bear, in the aggregate, a disproportionate share of the overall real property taxes and assessments on the Center. To the extent the Property and/or Improvements are taxed or assessed to Landlord following the Commencement Date, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 7.2 of this Lease) and shall be paid in accordance with the provisions of Article 7 of this Lease.

         6.3 Challenges. Tenant at its cost may seek a reduction in the assessed value of the Building, provided that (a) Landlord shall not be required to join in any proceeding or contest brought by Tenant unless the provisions of the applicable laws require that the proceeding contesting the assessed value of the Building be brought in Landlord's name, in which event Landlord shall join in the proceeding but shall not be required to bear any costs in connection with such proceeding, and (b) Tenant shall hold Landlord and the Property harmless from and against any liens, penalties and other adverse consequences arising out of or in connection with the pendency of such proceeding.

                              7. OPERATING EXPENSES

         7.1      Payment Of Operating Expenses.

                  (a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, an amount equal to twelve and thirty-four hundredths percent (12.34%) ("Tenant's Operating Cost Share") of the Operating Expenses defined in Section 7.2. Notwithstanding any other provisions of this Section 7.1, however, Tenant's Operating Cost Share of the costs of repairing and maintaining the non-structural portions of the roof of the Building during any period when the Premises constitute less than the entire Building (as contemplated in Section 10.1 (a) hereof) shall be equal to the ratio, expressed as a percentage amount, between the area of the Premises as they exist from time to time and the area of the Building, each measured in accordance with Section 3.1(b) hereof.

                  (b) Tenant's Operating Cost Share as specified in paragraph (a) of this Section (other than for costs of repair and maintenance of non-structural portions of the roof, to the extent a separate Tenant's Operating Cost Share is specified for such costs under paragraph (a) of this Section) is based upon an estimated area of 27,680 square feet for the Premises and upon an aggregate area of 224253 square feet for the buildings owned by Landlord on the Property (Buildings D, E, F, G and H). If the actual area of the Premises (when completed) or of the buildings owned from time to time by Landlord on the Property, as determined in good faith by Landlord's architect on a basis consistent with that used in measuring other leased premises within the Center, differs from the assumed numbers set forth above, then Tenant's Operating Cost Share shall be adjusted to reflect the actual areas so determined.

                  (c) If Landlord constructs additional buildings on the Property or on any other adjacent property owned by Landlord and operated, for common area purposes, on an integrated basis with the Property from time to time, Tenant's Operating Cost Share shall, at Landlord's election, be adjusted to be equal to the percentage determined by dividing the gross square footage of the Premises as they then exist by the gross square footage of all buildings located on the Property (or on any applicable adjacent property owned by Landlord as described above). In determining said percentage, a building shall be taken into account from and after the date on which a tenant first enters into possession of the building or a portion thereof, and the good faith determination of the gross square footage of any such building by Landlord's architects shall be final and binding upon the parties.

         7.2      Definition Of Operating Expenses.

                  (a) Subject to the exclusions and provisions hereinafter contained, the term "Operating Expenses" shall mean the total costs and expenses incurred by or allocable to Landlord for management, operation and maintenance of the Improvements and the Property, including, without limitation, costs and expenses of (i) insurance, property management, landscaping and operations, repairs and maintenance of buildings and Common Areas, including, without limitation, the repair and maintenance of the non-structural portions of the roof of the Building during any period when the Premises constitute less than the entire Building (but excluding costs of repair and maintenance of non-structural portions of the roofs of other buildings in the Center); (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor levied or assessed against the Property or any part thereof, including (but not limited to) any possessory interest, use, business, license of other taxes or fees, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect; (iv) supplies, equipment, utilities, and tools used exclusively in management, operation and maintenance of the Property; (v) capital improvements to the Property or the Improvements, amortized over a reasonable period, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) which are required by law, ordinance, regulation or order of any governmental authority or (cc) of which Tenant has use or which benefit Tenant; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges) allocable to or paid by Landlord, as owner of the Property or Improvements, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Property or over which Tenant has non-exclusive usage rights as contemplated in Section
1.1 (b) hereof. Operating Expenses shall not include any costs attributable to the work for which Landlord is required to pay under Article 5 or Exhibit C; nor any costs attributable to increasing the size of or otherwise expanding the Building or the cost of constructing any additional buildings on the Property from time to time. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis, or in accordance with tax accounting principles, as determined in good faith by Landlord's accountants.

                  (b) Landlord agrees that since one of the purposes of Operating Expenses is to allow Landlord to require Tenant to pay for the costs attributable to the Common Areas, (i) Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of 100% of the Operating Expenses actually paid by Landlord in connection with the operation of the Building and (ii) Landlord shall make no profit from Landlord's collections of Operating Expenses, including utilities provided to the Premises, if any. All assessments which are not specifically charged to Tenant which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and shall not be included as Operating Expenses except in the year in which the assessment or premium installment is actually paid.

                  (c) Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Expenses, such statement shall be itemized on a line-item basis showing the expenses for the applicable year and the immediately preceding year.

                  (d) Notwithstanding anything to the contrary in the definition of "Operating Expenses" in Section 7.2(a), Operating Expenses shall not include any of the following:

                           (i)      any ground lease rentals;

                           (ii)     expenditures required by Landlord's failure
to comply with laws enacted on or before the date any Building's certificate of occupancy (or equivalent) is validly issued;

                           (iii)    costs incurred by Landlord for the repair of
damage to, or maintenance of any building or other improvement to the extent that Landlord is entitled to be reimbursed by insurance proceeds, nor the costs of maintaining and repairing the structural components of any building (or other improvement) consisting of beams, columns, foundations, footings, structural slabs and structural parts of the roof, except as to my structural changes made or components installed specifically for Tenant;

                           (iv)     costs, including permit license and
inspection costs, incurred with respect to the installation of tenant improvements for any tenant or occupant in the Center or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for any tenant or occupant in the Center;

                           (v)      depreciation, amortization and interest
payments with respect to any building or other improvement or Common Area or any equipment or machinery, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

                           (vi)     marketing costs, including leasing
commissions and attorneys fees and other costs and expenses incurred in connection with negotiation and preparation of letters, deal memos, assignments, space planning costs and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Center;

                           (vii)    costs incurred by Landlord for alterations
which are considered capital repairs, improvements, replacements and equipment under generally accepted accounting principles, consistently applied, or otherwise ("Capital Items"); except for (x) those Capital Items acquired to reduce Operating Expenses, amortized at an annual rate reasonably calculated to equal the amount of Operating Expenses saved in each calendar year throughout the Term as determined at the time Landlord elected to proceed with the capital improvement or acquisition of the capital equipment lo reduce Operating Expenses, together with interest at the actual interest rate incurred by Landlord, and (y) costs of capital tools to the extent the amortized or allocable portion of such costs included in Operating Expenses is not in excess of Ten Thousand Dollars ($10.000.00) in any twelve (12) month period;

                           (viii)   interest, principal points and fees on debts
or amortization on any mortgage or mortgages or any other debt instrument encumbering all or any portion of the Property;

                           (ix)     advertising and promotional expenditures,
and-costs of signs in or about the Center identifying the owner of the Center or any tenant thereof;

                           (x)      tax penalties incurred as a result of
Landlord's inability to make tax payments when due except as a result of Tenant's failure to pay the same when due, and costs, expenses and penalties incurred by Landlord as a result of Landlord's violation of any laws, rules or regulations, including, without limitation, those governing the use, storage, removal or cleanup of any toxic or hazardous materials;

                           (xi)     costs incurred by Landlord for the repair
of damage to any improvements in the Building resulting from the negligence or willful misconduct of Landlord or its agents, employees, invites or contractors, other than costs of routine maintenance and repair and costs to repair ordinary wear and tear;

                           (xii)    costs incurred by Landlord in connection
with negotiating the financing, mortgaging, hypothecating, syndicating, sale or acquisition of all or any portion of the Center;

                           (xiii)   costs, except for costs of routine
maintenance and repair and costs to repair ordinary wear and tear, incurred in furnishing items or services exclusively to Tenant or any other specific tenant, or in repairing damage to the Building caused by Tenant or any other tenant or its or their agents, employees, invitees or contractors, to the extent Landlord is entitled 10 reimbursement therefor;

                           (xiv)    to the extent the managing agent of the
Center is an affiliate of Landlord, that portion of any management fees paid to such affiliate that exceeds the management fees customarily charged for the management of comparable building located in the geographical area where the center is located;

                           (xv)     the cost of repair or replacement of any
item covered by a warranty in favour of Landlord, to the extent the benefit of such warranty is received by Landlord;

                           (xvi)    cost incurred by Landlord in correcting
latent or patent defects in the improvements in the building;

                           (xvii)   attorney' fees and other costs and expenses
incurred due to the violation by Landlord or any tenant of any lease of premises in the Center or under any ground lease;

                           (xviii)  costs of remediation of hazardous
substances, materials or wastes introduced, used, stored or disposed of by Landlord or any tenant other than Tenant in, on or about the Center; and costs of remediation of hazardous substances, materials or wastes introduced, used stored or disposed of by unknown persons or persons other than Landlord, Tenant or any tenant other than Tenant in, on or about the Center;

                           (xix)    Landlord's general and administrative
overhead expenses, to the extent not properly allocate to the Center;

                           (xx)     the cost of any development fees and any
one-time utility connection or "tap-in" fees for the Building;

                           (xxi)    electric power costs which any tenant
directly contracts with the local public utility company;

                           (xxii)   costs incurred in connection with upgrading
the Building to comply with handicap, life, fire and safety codes in effect prior to or subsequent to the commencement Date and costs incurred in connection with the Americans With Disabilities Act and all other laws, codes, ordinances and regulations;

                           (xxiii)  any other expenses which, in accordance with
generally accepted consistently applied, would not normally be treated as operating expenses by landlords of comparable buildings;

                           (xxiv)   costs arising from Landlord's charitable or
political contributions;

                           (xxv) costs for sculpture, paintings or other objects
of art; and

                           (xxvi)   costs (including in connection therewith all
attorneys' fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations with Tenant or other tenants pertaining to Landlord and/or the Center, except to the extent Landlord in such proceedings is asserting or defending rights or interests of general benefit to the tenants and occupants of the Center as a group or class.

         7.3 Determination Of Operating Expenses. On or before the Commencement Date and during the last month of each calendar year of the term of this Lease ("Lease Year"), or as soon thereafter as practical, Landlord shall, provide Tenant notice of Landlord's estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease Year or applicable portion thereof, beginning on the Commencement Date. Tenant shall pay to Landlord Tenant's Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month; of a Lease Year. Tenant shall continue to pay on the basis of the prior year's estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses will vary from Landlord's estimate by more than five, percent (5%). Landlord may, by notice to

Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate.

         7.4      Final Accounting For Lease Year.

                  (a) Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable. Landlord shall deliver to Tenant a statement of Tenant's Operating Cost Share of the Operating Expenses for such Lease Year prepared by Landlord from Landlord's books and records, which statement shall be final and binding on Landlord and Tenant (except as provided in Section 7.4(b)). If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such Lease Year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant's obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages.

                  (b) Within six (6) months after receipt of Landlord's annual statement of actual Operating Expenses as contemplated in Section 7.4(a), Tenant shall be entitled, upon reasonable written notice to Landlord and during normal business hours at Landlord's office or such other places as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding Lease Year covered by such annual statement. If, after inspection and examination of such books and records. Tenant disputes the amount of Operating Expenses charged by Landlord and the parties are not able to resolve such dispute by good faith negotiations within thirty (30) days after Tenant notifies Landlord in writing of the disputed items (which notice shall be in reasonable detail and be accompanied by reasonable supporting information with respect to the disputed items), then Tenant may, by written notice to Landlord, request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a "Big Six" accounting firm designated by Landlord and not then employed by Landlord or Tenant. The audit shall be limited to the determination of the amount of Operating Expenses and of Tenant's share thereof for the subject Lease Year, and shall 'be based on generally accepted accounting principles and tax accounting principles consistently applied. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount paid by Tenant for Operating Expenses for the subject Lease Year was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after die final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject Lease Year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 7.4.

         7.5 Proration. If the Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, the amount of Operating Expenses payable by Tenant with respect to such first or last partial Lease Year shall be prorated on the basis which the number of days during such Lease Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 7.4 to be performed after such termination.

                                  8. UTILITIES

         8.1 Payment. Commencing with the Commencement Date and thereafter throughout the term of this Lease. Tenant shall pay, before delinquency, all charges for water, gas, beat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or upon the Property (other than any separately metered costs for water, electricity or other services or utilities furnished with respect to the Common Areas, which costs shall be paid by Landlord and shall constitute Operating Expenses under Section 7.2 hereof), including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Premises. In the event that any of such services supplied to the Premises are not separately metered, then the amount thereof shall be an item of Operating Expenses and shall be paid as provided in Article 7.

         8.2 Interruption. There shall be no abatement of rent or other charges required to be paid here under and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used in the Premises because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining servies or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 8.2, however, in the event of any interruption or failure of any service or utility to the Premises that (i) is caused in whole or in material part by the active negligence or willful misconduct of Landlord or its agents or employees and (ii) continues for more than twenty-four (24) hours and (iii) materially impairs Tenant's ability to use the Premises for their intended purposes hereunder, then, following such twenty-four (24) hour period. Tenant's rental obligations under this Lease shall be abated in proportion to the degree of impairment of Tenant's use of the Premises, and such abatement shall continue until Tenant's use of the Premises is no longer materially impaired thereby.

                              9. ALTERATIONS; SIGNS

         9.1 Right To Make Alterations. Tenant shall make no alterations, additions or improvements to the Premises, other than interior non-structural alterations costing less than One Hundred Thousand Dollars ($100,000.00) individually or in the aggregate during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner, in compliance with plans and specifications approved in writing by Landlord and in compliance with all applicable laws, ordinances, rules to maintain public liability and property damage insurance, and other customary insurance, with such terms and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord and any of its partners, shareholders and property managers designated by Landlord for this purpose, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. In addition, Tenant shall engage only union contractors for any alterations, additions or improvements to the Premises (including, but not limited to, any construction or installation of furnishings, fixtures or equipment), and shall require all such contractors engaged by Tenant to use only union labor on or in connection with such work. Notwithstanding any other provisions of this Section 9.1, under no circumstances shall Tenant make any structural alterations or improvements, or any substantial changes ot the roof or substantial equipment installations on the roof, or any substantial changes or alterations to the building systems, without Landlord's prior written consent (which consent shall not be unreasonably withheld). If Tenant so requests in seeking Landlord's consent to any alterations, additions or improvements, Landlord shall specify in granting such consent whether Landlord intends to require that Tenant remove such alterations, additions or improvements (or any specified portions thereof) upon expiration or termination of this Lease. Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with any alterations, additions or improvements constructed or installed by Tenant under this Lease.

         9.2 Title To Alterations. All alterations, additions and improvements installed in, on or about the Premises shall become part of the Building and shall become the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination or expiration of this Lease; provided, however, that the foregoing shall not apply (i) to Tenant's movable furniture and equipment and trade fixtures not affixed to the Property, or (ii) to any improvements installed by Tenant at its own expense (and not installed by Landlord persuant to Section 5.1 or Exhibit C nor financed by Landlord persuant to any applicable provision of this Lease) which are readily movable, are not integral part of the Building's structure or interior architectural improvements, and are not an integral part of the Building's HVAC, plumbing or electrical systems or other standard operating systems. All of such items described in clause (i) or (ii) of the preceding sentence may (and, at Landlord's election, shall) be removed by Tenant upon the termination of this Lease. Tenant shall promptly repair any damage caused by its removal of any such improvements. Notwithstanding any other provisions of this Section 9.2 if Tenant requests Landlord's written consent to any alterations, additions or improvements under Section 9.1 hereof and in requesting such consent asks that Landlord specify whether Landlord will require removal of such alterations, additions or improvements upon such termination or expiration of this Lease, then Landlord shall not be entitled to require such removal unless Landlord specified its intention to do so at the time of granting of Landlord's consent to the requested alterations, additions or improvements. In addition, if Tenant so requests, Landlord agrees to enter into a letter agreement listing, by mutual agreement of Landlord and Tenant under the standards set forth in this Section 9.2, specific alterations, additions and improvements that will or will not be removable by Tenant at the expiration of the term of this Lease.

         9.3      Tenant Fixtures. Notwithstanding the provisions of Sections
9.1 and 9.2, Tenant may install, remove and reinstall trade fixtures without Landlord's prior written consent, except that installation and removal of any fixtures which are affixed to the Premises or which affect the exterior or structural portions of the Building or the building systems shall require Landlord's written approval. The foregoing shall apply to Tenant's signs, logos and insignia, all of which Tenant shall have the right to place and remove and replace (a) only with Landlord's prior written consent as to location, size and composition, which consent shall not be unreasonably withheld, and (b) only in compliance with all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter' applicable to the Property. Tenant shall immediately repair any damage caused by installation and removal of fixtures under this Section 9.3.

         9.4 No Liens. Tenant shall at all times keep the Premises free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Premises. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Premises, tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys' fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

         9.5      Signs. Without limiting the generality of the provisions of
Section 9.3 hereof, Tenant shall have the right to display its corporate name and logo on the Building only if (and for so long as) the Premises include the entire Building. During any period in which the Premises include only a portion of the Building, Tenant shall be entitled to have monument signage near Tenant's entrance to the Building, subject to Landlord's prior approval as to location, size and composition (which approval shall not be unreasonably withheld) and subject to all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Property. Landlord is hereby deemed to have approved, as to location, any signage the location of which is expressly designated on the site plan attached hereto as Exhibit B or on any Approved Plan listed in or developed pursuant to Exhibit C attached hereto.

                           10. MAINTENANCE AND REPAIRS

         10.1 Landlord's Work. Landlord shall repair and maintain or cause to be repaired and maintained the Common Areas of the Property, those portions of the Building outside of the Premises, and the roof (both structural and non-structural portions during any period when the Premises constitute less than the entire Building, and structural roof portions only during any period when the Premises do constitute the entire building), exterior walls and other structural portions of the Building. The cost of all work performed by Landlord under this Section 10.1 shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord or any other tenant of the Building, (ii) is a service to a specific tenant or tenants, other than Tenant, for which Landlord has received or has a right to receive full reimbursement, (iii) is capital expense not includible as an Operating Expense under Section 7.2 hereof, or (iii) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 12.6 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord's expense, or to offset the cost thereof against rent under any law. statute, regulation or ordinance now or hereafter in effect.

         10.2     Tenant's Obligation For Maintenance.

                  (a) Good Order, Condition And Repair. By accepting possession of the Premises. Tenant acknowledges that the Premises are in good and sanitary order, condition and repair, subject only to any "punch list" procedures and any express warranties set forth in Article 5 and/or Exhibit C hereof. Except as provided in Section 10.1 hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the roof (non-structural portions only, and only during any period when the Premises constitute the entire Building), signs, interior, ceiling, telephone and communications systems serving the Premises, the HVAC equipment and related mechanical systems serving the Premises (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or approved by Landlord), all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces and all other interior repairs, foreseen and unforeseen, as required.

                  (b) Landlord's Remedy. If Tenant, after notice from Landlord, fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder. Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

                  (c) Condition Upon Surrender. At the expiration or sooner termination of this Lease. Tenant shall surrender the Premises, including any additions, alterations and improvements thereto, broom clean, in good and sanitary order, condition and repair, ordinary wear and tear excepted. First, however, removing all goods and effects of Tenant and all and fixtures and items required to be removed or specified to be removed at Landlord's election pursuant to this Lease, and repairing any damage caused by such removal. Tenant shall not have the right to remove fixtures or equipment if Tenant is in default hereunder unless Landlord specifically waives this provision in writing. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Premises by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord's election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant's cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

                               11. USE OF PREMISES

         11.1 Permitted Use. Subject to Sections 11.3 and 11.4 hereof, Tenant shall use the Premises solely for a laboratory research and development facility, including (but not limited to) wet chemistry and biology labs, clean rooms, pilot scale, clinical scale and GMP scale manufacturing, storage and use of toxic and radioactive materials and laboratory animals, and other lawful purposes reasonably related to or incidental to such specified uses (subject in each case to receipt of all necessary approvals from the City of South San Francisco and other governmental agencies having jurisdiction over the Premises), and for no other purpose.

         11.2.    [Omitted].

         11.3 No Nuisance. Tenant shall not use the Premises for or carry on or permit upon the Premises or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of any other tenants or of Landlord in the Building or the Property, nor commit or allow to be committed any waste in, on or about the Premises, nor make any other unreasonable use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises, nor bring nor keep anything therein, which will in any way cause the Premises to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

         11.4 Compliance With Laws. Tenant shall not use the Premises or permit the Premises to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulation or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance of insurance on the Premises, or any order or regulation of any public authority because of Tenant's particular use of the Premises. Tenant shall procure all licenses and permits required for Tenant's use of the Premises. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Premises by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such non structural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Premises (collectively, "Requirements") because of Tenant's construction of improvements in or other particular use of the Premises. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant's construction of improvements in or other particular use of the Premises shall, at Landlord's election, either (i) be made by Tenant, at Tenant's sole cost" and expense, in accordance with the procedures and standards set forth in Section 9.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant's sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

         11.5 Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in upon or about the Premises or the Property, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

         11.6     Environmental Matters.

                  (a) For purposes of this Section, "hazardous substance" shall mean the substances included within the definitions of the term "hazardous substance" under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the Hazardous Materials Release Response Plans and Inventory Act, California-Heath & Safety Code Sections 25500 et seq., and regulations promulgated thereunder, as amended, and (iv) petroleum; "hazardous waste" shall mean (i) any waste listed as or meeting the identified characteristics of a "hazardous waste" under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq. 8 and regulations promulgated pursuant thereto, as amended (collectively, "RCRA"), (ii) any waste meeting the identified characteristics of "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under the California Hazardous Waste Control Law, California Health & Safety Code Sections 25100 et seq., and regulations promulgated pursuant thereto, as amended (collectively, the "CHWCL"), and/or (iii) any waste meeting the identified characteristics of "medical waste" under California Health & Safety Code Sections 25015-25027.8, and regulations promulgated thereunder, as amended; and "hazardous waste facility* shall mean a hazardous waste facility as defined under the CHWCL.

                  (b) Without limiting the generality of Tenant's obligations set forth in Section 11.4 of this Lease:

                           (i)      Tenant shall not cause or permit any
hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant, in connection with its permitted use of the Premises, as provided in Section 11.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with clauses (ii) and (iii) immediately below.

                           (ii)     Tenant shall comply with all applicable
laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with-respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees, and Tenant shall provide Landlord, within thirty (30) days after written request by Landlord, with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Premises from time to time.

                           (iii)    Tenant shall not (A) operate on or about the
Property any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Property for ninety (90) days or more, nor
(C) conduct any other activities on or about the Property that could result in the Property being deemed to be a "hazardous waste facility" (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result).

                           (iv)     Tenant shall comply with all applicable
laws, rules, Regulations, orders and permits relating to underground storage tanks installed by Tenant or its agents or employees or at the request of Tenant, (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code Section 252281 (x). including, without limitation, complying with California Health & Safety Code Sections 25280-25299,07 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks.

                           (v)      If applicable, Tenant shall provide Landlord
in writing the following information and/or documentation within thirty (30) days after written request by Landlord from time to time (provided, however, that in the case of the materials described in subparagraphs (B), (C) and (E) below. Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect and copy such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant):

                                    (A)      A list of all hazardous substances
and/or wastes that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations on the Premises.

                                    (B)      All Material Safety Data Sheets
("MSDS's"), if any required to be completed with respect to operations of Tenant at the Premises from time to time in accordance with Title 26, California Code of Regulations Section 8-5194 or 42 U.S.C. Section 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDS's.

                                    (C)      All hazardous waste manifests (as
defined in Title 26, California Code of Regulations Section 22-66481), If any, that Tenant is required to complete from time to time in connection with its operations it the Premises.

                                    (D)      A copy of any Hazardous Materials
Management Plan required from time to time with respect to Tenant's operations at the Premises, pursuant to California Health & Safety Code Sections 25500 et seq, and any regulations promulgated thereunder as amended.

                                    (E)      Any Contingency Plans and Emergency
Procedures required of Tenant from time to time due to its operations in accordance with Title 26, California Code of Regulations Sections 22-67140 et seq., and any amendments thereto, and any Training Programs and Records required under Title 26, California Code of Regulations, Section 22-67105, and any amendments thereto.

                                    (F)      Copies of any biennial reports to
be furnished to the California Department of Health Services from time to time relating to hazardous substances or wastes, pursuant to Title 26, California Code of Regulations, Section 22-66493, and any amendments thereto.

                                    (G)      Copies of all industrial wastewater
discharge permits issued to or held by Tenant from time to time in connection with its operations on the Premises,

                                    (H)      Copies of any other lists or
inventories of hazardous substances and/or wastes on or about the Property that Tenant is otherwise required lo prepare and file from time to time with any governmental or regulatory authority.

                           (vi)     Tenant shall secure Landlord's prior written
approval for any proposed receipt, storage, possession, use, transfer or disposal of "radioactive materials" or "radiation," as such materials are defined in Title 26, California Code of Regulations Section 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion; provided, that such approval shall not be required for any radioactive materials for which Tenant has secured prior written approval of the Nuclear Regulatory Commission and delivered to Landlord a copy of such approval. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

                                    (A)      Comply with all federal, state and
local laws, rules, regulations, orders, licenses and permits issued to or applicable to Tenant with respect to its business operations on the Premises;

                                    (B)      Maintain, to such extent and for
such periods as may be required by applicable law and permit Landlord and its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of by Tenant or in connection with the operation of Tenant's business on the Premises from time to time, to the extent not already disclosed through delivery of a copy of a Nuclear Regulatory Commission approval with respect thereto as contemplated above; and

                                    (C)      Maintain, to such extent and for
such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation by Tenant or in connection with the operation of Tenant's business on the Premises from time to time.

                           (vii)    Tenant shall comply with any and all
applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes or substances or radiation or radioactive materials by Tenant or its agents or employees. Tenant shall give Landlord immediate verbal notice of any unauthorized release of any such hazardous wastes or substances or radiation or radioactive materials into the environment, and shall follow such verbal notice with written notice lo Landlord of such release within twenty-four (24) hours of the time at which Tenant became aware of such release.

                           (viii)   Tenant shall indemnify, defend and hold
Landlord harmless from and against any and all claims, losses (including, but not limited to loss of rental income and loss due to business interruption), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (A) any failure by Tenant to comply with any provisions of this paragraph (b), or (B) any receipt, use handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance or waste or any radioactive material or radiation on or about the Property in connection with Tenant's use or occupancy of the Premises or as a result of any intentional or negligent acts or omissions of Tenant or of any agent or employee of Tenant.

                           (ix)     Tenant shall cooperate with Landlord in
furnishing Landlord with complete information regarding Tenant's receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances or wastes or radiation or radioactive materials. Upon request, Tenant shall grant Landlord reasonable access at reasonable times to the Premises to inspect Tenant's receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances or wastes or radiation or radioactive materials, without being deemed guilty of any disturbance of Tenant's use or possession and without being liable to Tenant in any manner.

                           (x)      Not-withstanding Landlord's rights of
inspection and review under this paragraph (b). Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason , of the provisions of this paragraph (b).

                           (xi)     If Tenant receives, handles, uses, stores,
transports, generates, treats and/or disposes of any hazardous substances or wastes or radiation or radioactive materials on or about the Property it any lime during the term of this Lease, then within thirty (30) days after the termination or expiration of this Lease, Tenant shall certify in writing to Landlord that Tenant has in all respects complied with this Section 11.6 and that Tenant has complied with any applicable federal, state, regional or local closure requirements. If Landlord nevertheless believes that there may be hazardous substances or wastes or radioactive materials on the Property, then. Landlord may obtain, at Landlord's expense (except as otherwise provided herein), within one (1) year after the termination or expiration of this Lease, an environmental study performed by a qualified expert consultant, evaluating the presence or absence of hazardous substances, hazardous wastes, radiation and/or radioactive materials on or about the Premises and surrounding portions of the Property. If such study reveals that any such substances, wastes or materials are present in quantities reasonably requiring remediation and such substances, wastes or materials are Tenant's responsibility under Section 11.4, under this Section 11.6 or under any other applicable provision of this Lease, (hen Tenant shall promptly reimburse Landlord for the cost of such study. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with Sections 11.4, 11.6, 12.6 and other applicable provisions of this Lease.

                  (c) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Property of any hazardous substances or wastes or radiation or radioactive materials present on the Property as of the Commencement Date (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent or employee of Tenant), and/or (ii) any unauthorized release into the environment (including, but not limited to, the Property) of any hazardous substances or wastes or radiation or radioactive materials to the extent such release results from the negligence of or willful misconduct or omission by Landlord or its agents or employees.

                  (d) The provisions of this Section 11.6 shall survive the termination of this Lease.

                           12. INSURANCE AND INDEMNITY

         12.1     Insurance.

                  (a) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant's cost and expense, commercial general liability insurance to protect against any liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) Two Million Dollars ($2,000,000.00) for injury to or death of one person, (ii) Five Million Dollars ($5,000,000.00) for personal injury or death, per occurrence, and (iii) One Million Dollars ($1,000,000.00) for property damage, or a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00). Such insurance shall name Landlord and its general partners and Managing Agent (Landlord's offsite property manager) as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease. To the extent Tenant's business includes the manufacture and/or distribution of commercial or consumer products. Tenant shall also procure and maintain in full force and effect at all times during the term of this Lease, at Tenant's cost and expense, product liability insurance on terms and in amounts satisfactory to Landlord in its reasonable discretion, provided that the cost of such insurance is commercially reasonable.

                  (b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord's sole cost and expense (but reimbursable as an Operating Expense under Section 7.2 hereof), fire and "all risk" extended coverage property damage insurance for the Building on a full replacement cost basis. Such insurance may include earthquake coverage to the extent Landlord in its discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. Landlord shall have no obligation to carry property damage insurance for any alterations, additions or improvements installed by Tenant on or about the Premises. "

         12.2 Quality Of Policies And Certificates. All policies of insurance required hereunder shall be issued by responsible insurers and shall be written is primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 12.4. If Tenant fails to acquire, maintain or renew any insurance requited to be maintained by it under this Article 12 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall obtain written undertakings from each insurer under policies required to be maintained by it to notify all insureds thereunder at least thirty (30) days prior to cancellation, amendment or revision of coverage.

         12.3 Workers' Compensation. Tenant shall maintain in full force and effect during the term of this Lease workers' compensation insurance in at least the minimum amounts required by law covering all of Tenant's employees working on the Premises.

         12.4 Waiver Of Subrogation. To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder. Landlord and Tenant each waive any right to recover against the other with respect to (i) damage to property, (ii) damage to the Property or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under clauses (i) and
(ii) hereof are covered, and only to the extent of such coverage, by casualty insurance actually carried or required to be carried hereunder by either Landlord, or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any casualty insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

         12.5 Increase In Premiums. Tenant shall do all acts and pay all expenses necessary to insure (i) that the Premises are not used for purposes that are prohibited by any applicable fire insurance and are not characteristic of the biotechnology uses described in Section 11.1, and (ii) that Tenant's use of the Premises complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises to be used in a manner that is not characteristic of the biotechnology uses described in Section 11.1 and that increases the existing rate of any insurance on the Property carried by Landlord. Tenant shall pay the amount of the increase in premium caused thereby, and Landlord's costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord.

         12.6     Indemnification.

                  (a) Tenant shall indemnify, defend and hold Landlord and its partners, shareholders, officers, directors, affiliates, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Premises by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Landlord and its partners, shareholders, officers, directors, affiliates, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in, upon or about the Premises, or for injuries to Tenant, its agents or third persons in upon or about the Premises, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Premises.

                  (b) Landlord shall indemnify, defend and hold Tenant and its partners, shareholders, officers, directors, affiliates, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise by reason of any negligence or willful misconduct or omission by Landlord, its agents or employees.

         12.7 Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called "blanket policy insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished.

                           13. SUBLEASE AND ASSIGNMENT

         13.1 Assignment And Sublease Of Property. Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease of the Premises or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any purported sublease or assignment of Tenant's interest in this Lease requiring but not having received Landlord's consent thereto shall be void, at the election of Landlord. Without limiting the generality of the foregoing, Landlord may withhold consent to any proposed subletting or assignment solely on the ground, if applicable, that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord's use of the remainder of the Building or Property or of any adjacent property owned or operated by Landlord. If any dissolution, consolidation, merger or other reorganization of Tenant, or my sale or transfer of the stock of or other interest in Tenant, or any series of one or more of such events occurring within an eighteen (18) consecutive month period, involving in the aggregate a change of sixty-seven percent (67%) or more in the voting control of all classes of ownership interests in Tenant then outstanding occurs, such occurrence or series of occurrences shall be deemed to be an assignment hereunder and, at the election of Landlord, shall be void unless Tenant has obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, such occurrence or series of occurrences shall not require Landlord's prior written consent if the transferee of such voting control is an entity which controls, is controlled by or is under common control with Tenant or Xenova group plc. When calculating the number of shares or other ownership interests outstanding, shares or other ownership interests issued to Landlord pursuant to Section 4.1 hereof shall be included, but transfers of shares or other ownership interests so issued to Landlord or issued to employees of either Tenant or Xenova group plc shall be excluded from the calculation of shares or other ownership interests deemed to have been sold or otherwise transferred. Notwithstanding the foregoing, (i) an initial-public offering of the common stock of Tenant shall not be deemed to be an assignment hereunder, and (ii) Tenant shall have the right to assign this Lease or sublet the Premises, or any portion thereof, without Landlord's consent (but with prior or concurrent written notice by Tenant to Landlord), to any parent, subsidiary or other entity which controls, is controlled by or is under common control with Tenant, or to any entity which results from a merger or consolidation with Tenant, or to any entity which acquires all or substantially all of the stock or assets of Tenant as a going concern (hereinafter each a "Permitted Transfer"). In addition, a sale or transfer of the capital stock of Tenant shall be deemed a Permitted Transfer if (x) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant, or (y) Tenant becomes a publicly traded corporation. Except as expressly set forth in this
Section 13.1, however, the provisions of Section 13.2 shall remain applicable to any Permitted Transfer and the transferee under such Permitted Transfer shall be and remain subject to all of the terms and provisions of this Lease.

         13.2 Rights Of Landlord. Consent by Landlord to one or more assignments of this Lease, or to one or more subletting of the Premises or any portion thereof, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord's rights under this Article 13, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant's interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord's consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition. Tenant immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant's assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under this Lease, except that, until the occurrence of an act of default by Tenant, Tenant shall have the right to collect such rent and to retain all sublease profits.

                     14. RIGHT OF ENTRY AND QUIET ENJOYMENT

         14.1 Right Of Entry. Landlord and its authorized representatives shall have the right to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than forty-eight (48) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises to prospective purchasers, to show the Premises to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Building or the Property or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided. however. Landlord shall use reasonable efforts to minimize the inconvenience to Tenant's normal business operations caused thereby. If Landlord's entry to the Premises pursuant to this
Section 14.1 continues for more than forty-eight (48) hours and materially impairs Tenant's ability to use the Premises for their intended purposes hereunder, then, following such forty-eight (48) hour period. Tenant's rental obligations under this Lease shall be abated in proportion to the degree of impairment of Tenant's use of the Premises, and such abatement shall continue until Tenant's use of the Premises is no longer materially impaired thereby.

         14.2 Quiet Enjoyment Landlord covenants that Tenant upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

                             15. CASUALTY AND TAKING

         15.1 Termination Or Reconstruction. If during the term of this Lease the Premises Of Building, or any substantial part of either, (i) is damaged materially by fire or other casualty or by action of public or other authority in consequence thereof, (ii) is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or (iii) receives irreparable damage by reason of anything lawfully done under color of public or other authority, this Lease shall terminate as to the entire Premises at Landlord's election by written notice given to Tenant within sixty (60) days after the damage or taking has occurred. Notwithstanding anything in the preceding sentence to the contrary, if the damage results from a casualty for which Landlord is obligated to carry insurance under this Lease and the damage can reasonably be repaired within one (1) year (or, in the case of a casualty during the last year of the term of this Lease, within sixty (60) days) following the date of the casually, then Landlord shall repair the damage, provided, however, the Landlord's repair obligation shall not exceed the amount of insurance proceeds received by Landlord from insurers by reason of such casualty, plus the amount of any applicable deductible (provided that Landlord shall be obligated to use its best efforts to recover any available proceeds from its then existing insurance), and, if such proceeds are insufficient to repair the damage. Landlord may terminate the Lease unless Tenant promptly elects and agrees, in writing, to contribute the amount of the shortfall; provided further, however, if the proceeds are insufficient because Landlord failed to maintain the insurance required to be maintained by Landlord under this Lease, any shortfall shall be contributed by Landlord; and provided further, however, if the casualty occurs during the last year of the initial term or the first extended term (if applicable), the 60-day limitation period on rebuilding shall be inapplicable if Tenant properly exercises (or had previously properly exercised) its next option to extend the term of this Lease. If Landlord does not elect to terminate this Lease as hereinabove provided. Landlord shall promptly and diligently repair any such damage and restore the Premises and the Building is nearly as reasonably possible to the condition existing before the damage or taking; provided, however, that Landlord shall have-no obligation to repair or restore any improvements, alterations or additions originally installed or directly paid for by Tenant under this Lease.

         15.2 Tenant's Rights. If any portion of the Premises is so taken by condemnation. Tenant may elect to terminate this Lease if the portion of the Premises taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant's use of the balance of the Premises. Tenant must exercise its right to terminate by giving notice to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined. If Tenant elects to terminate this Lease. Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of its election to terminate, except that this Lease shall terminate on the date of taking if the date of taking falls on any date before the date of termination designated by Tenant.

         15.3 Lease To Remain In Effect. If neither Landlord nor Tenant terminates this Lease as hereinabove provided, this Lease shall continue in full force and effect, except that minimum monthly rental and Tenant's Operating Cost Share shall abate to the extent Tenant's use of the Premises is impaired for any period that any portion of the Premises is unusable or inaccessible because of a casualty or taking hereinabove described. Each party waives the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of the Premises.

         15.4 Reservation Of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Premises, the Building, the improvements, the Property and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that Tenant shall be entitled to any and all compensation or damages paid for or on account of Tenant moving expenses, trade fixtures, equipment and any leasehold improvements in the Premises installed by Tenant at its own expense, but only to the extent of the then remaining unamortized value of such improvement computed, on a straight-line basis over the term of this Lease. Tenant covenants to driver such further assignments of the foregoing as Landlord may from time to time request.

         15.5 Restoration Of Fixtures. If Landlord repairs or causes repair of the Premises after such damage or taking. Tenant at its sole expense shall repair and replace promptly all fixtures, equipment and other property of Tenant located at in or upon the Premises and all additions, alterations and improvements and all other items installed or paid for by Tenant under this Lease that were damaged or taken, so as to restore the same to a condition substantially equal to that which existed immediately prior to the damage or taking. Tenant shall have the right to make modifications to the Premises, fixtures and improvements, subject to the prior written approval of Landlord. In its review of Tenant's plans and specifications. Landlord may take into consideration the effect of the proposed modifications on the exterior appearance, the structural integrity and the mechanical and other operating systems of the Building.

                                   16. DEFAULT

         16.1 Events Of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

                  (a)      [Omitted.]

                  (b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

                  (c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof, such failure continuing for thirty (30) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 30-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 30-day period) commences such cure and thereafter diligently pursues such cure to completion; and provided further, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 C seq., as amended from time to time;

                  (d) General Assignment. A general assignment by Tenant for the benefit of creditors;

                  (e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant's use of the Premises and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

                  (f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant's assets or the Premises, if such receivership remains undissolved for a period of thirty (30) days;

                  (g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof; or

                  (h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of in answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

         16.2     Remedies Upon Tenant's Default.

                  (a) Upon the occurrence of any event of default described in Section 16.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant's default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

                  (b) Even if Tenant has breached this Lease or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent is it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interests under this Lease shall not constitute a termination of Tenant's right to possession.

                  (c)      If Landlord terminates this Lease pursuant to this
Section 16.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord's right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and
(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys' fees, and other reasonable costs. The "worth at the time of award" of the amounts referred to in clauses
(i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The "worth at the time of award" of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

         16.3 Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 16 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

                     17. SUBORDINATION, ATTORNMENT AND SALE

         17.1 Subordination To Mortgage. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Building, the Property, or both, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that (i) such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Building, the Property, or both shall be conditioned on Tenant's receipt from the ground lessor, mortgagee, trustee, beneficiary or, leaseback lessor of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant confirming that so long is Tenant is not in default hereunder, Tenant's rights hereunder shall not be disturbed by such person or entity, and (ii) with respect to the existing deed of trust on the Property, Landlord shall deliver to Tenant within sixty (60) days after the mutual execution of this Lease a Non-Disturbance Agreement from the beneficiary under such existing deed of trust, SDK Incorporated, in a form reasonably acceptable to Tenant confirming that so long as Tenant is not in default hereunder, Tenant's rights hereunder shall not be disturbed by SDK Incorporated. If any mortgagee, trustee, beneficiary, ground lessor., sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Property prior to the lien of its mortgage, deed of trust, ground lease of leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/Leaseback lessor or assignee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for.

         17.2 Sale Of Landlord's Interest. Upon sale, transfer or assignment of Landlord's entire interest in the Building and Property. Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment. Nothing contained in this Section 17.2 shall be deemed, however, to relieve Landlord of liability for any liability arising prior to such sale, transfer or assignment.

         17.3 Estoppel Certificates. Each of Tenant and Landlord (as applicable, the "certifying party") shall at any time and from time to time, within ten (10) days after written request by the other (the "requesting party"), execute, acknowledge and deliver to the requesting party a certificate in writing stating: (i) that this Lease is unmodified and to full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that the requesting party is not in default in the performance of any of its obligations under this Lease, that the certifying party has given no notice of default to the requesting party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the certifying party alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by the requesting party or any institutional lender, mortgagee, trustee; beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Property. Any such certificate provided under this Section 17.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property or Building, or by any other third party.

         17.4 Subordination to CC&R's. This Lease, any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall be subject and subordinate (a) to any declarations of covenants, conditions and restrictions affecting the Property from time to time, provided that the terms of such declarations are reasonable and do not discriminate against Tenant relative to other similarly situated tenants occupying portions of the Property, (b) to the Declaration of Covenants, Conditions and Restrictions for Pointe Grand Business Park dated November 4, 1991 and recorded on February 25, 1992 as Instrument No. 92025214. Official Records of San Mateo County, as amended from time to time (the "Master Declaration"), the provisions of which Master Declaration are an integral part of this Lease, (c) to the Declaration of Covenants, Conditions and Restrictions dated November 23, 1987 and recorded on November 24, 1987 as Instrument

No. 87177987, Official Records of San Mateo County, which declaration imposes certain covenants, conditions and restrictions on the Property, and (d) to the Environmental Restriction and Covenant dated April 16, 1997 and recorded on April 16, 1997 as Instrument No. 97-043682. Official Records of San Mateo County, which declaration imposes certain covenants, conditions and restrictions on the Property. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence such subordination.

         17.5     Mortgagee Protection.

                  (a) If, in connection with any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Building, the Property, or both, the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor requests any changes in this Lease as a condition to its willingness to enter into or accept the ground lease, mortgage, deed of trust, sale/leaseback transaction or other hypothecation for security, then Tenant shall not unreasonably withhold its consent to any such requested changes and shall execute, at the request of Landlord, an amendment to this Lease incorporating the changes thus reasonably consented to by Tenant. Tenant's obligations under this Section 17.5(a) shall be conditioned on Tenant's concurrent receipt, from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor, of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant confirming that so long as Tenant is not in default hereunder, Tenant's rights hereunder shall not be disturbed by such person or entity.

                  (b) If, following a default by Landlord under any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement covering the Property, the Property is acquired by the mortgagee, beneficiary, master lessor or other secured party, or by any other successor owner, pursuant to a foreclosure, trustee's sale, sheriff's sale, lease termination or other similar procedure (or deed in lieu thereof), then any such person or entity so acquiring the Property shall not be:

                           (i)      liable for any act or omission of a prior
landlord or owner of the Property (including, but not limited to, Landlord);

                           (ii)     subject to any offsets or defenses that
Tenant may have against any prior landlord or owner of the Property (including, but not limited to, Landlord);

                           (iii)    bound by any rent or additional rent that
Tenant may have paid in advance to any prior landlord or owner of the Property (including, but not limited to, Landlord) for a period in excess of one month, or by any security deposit, cleaning deposit or other prepaid charge that Tenant may have paid in advance to any prior landlord or owner (including, but not limited to, Landlord);

                           (iv)     liable for any warranties or representations
of any nature whatsoever, whether pursuant to this Lease or otherwise, by any prior landlord or owner of the Property (including, but not limited to, Landlord) with respect to the use, construction, zoning, compliance with laws, title, habitability, fitness for purpose or possession, or physical condition (including, without limitation, environmental matters) of the Property or Improvements; or

                           (v)      liable to Tenant in any amount beyond the
interest of such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Property as it exists from time to time, it being the intent of this provision that Tenant shall look sololy to the interest of any such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Property for the payment and discharge of the landlord's obligations under this Lease and that such mortgagee, beneficiary, master lessor or other secured party or successor owner shall have no separate personal liability for any such obligations.

                                  18. SECURITY

         18.1 Deposit. Concurrently with Tenant's execution of this Lease. Tenant shall deposit with Landlord the sum of Fifty-Eight Thousand Forty-Five and No/100 Dollars ($58,045,00), which sum (the "Security Deposit") shall be held by Landlord as security for the faithful performance of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. The amount of said Security Deposit represents one month's rent, as of the Commencement Date, at a rate of $2.47 per square foot per month for an assumed size of 23,500 square feet for the Premises, as reflected in Section 3.1(a) hereof; if the size of the Premises is increased by Tenant's exercise of its expansion option under Section l.l(c) hereof, then concurrently with such exercise Tenant shall increase the amount of the Security Deposit to an amount equal to $2.47 per square foot times the increased size of the Premises as determined under Section 3.1(b) hereof. If Tenant defaults with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder. Landlord shall have the right, but shall not be required, to use. apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount required hereunder and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord's general funds, and Tenant shall not be entitled to interest thereon. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest hereunder, at the expiration of the term of this Lease and after Tenant has vacated the Premises. In the event of termination of Landlord's interest in this Lease. Landlord shall transfer all deposits then held by Landlord under this Section to Landlord's successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

                                19. MISCELLANEOUS

         19.1 Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private courier or express delivery service), when successfully transmitted by facsimile (as evidenced by a facsimile transmission confirmation) or four (4) days after deposit in the United States mail, registered or certified mail, postage prepaid, addressed to the parties at their respective addresses as follows:

          To Tenant:       (until Commencement Date)
                           MetaXen, LLC
                           3181 Porter Drive
                           Palo Alto, CA 94304
                           Attn: Michael J. Ross
                           Facsimile: (415)858-4931

                           (after Commencement Date)
                           MetaXen, LLC
                           ____East Grand Avenue [to be determined]
                           South San Fracisco, CA 94080
                           Attn: Michael J. Ross
                           Facsimile: (415)_______

          with copy to:    Laurance M. May. Esq.
                           Carr, McClellan, Ingersoll, Thompson & Horn
                           216 Park Road
                           Burlingame, CA 94010
                           Facsimile: (415)342-7685

          To Landlord:     Britannia Pointe Grand Limited Partnership
                           1939 Harrison Street, Suite 412
                           Park Plaza Building
                           Oakland, CA 94612
                           Attn: T. J. Bristow
                           Facsimile: (510)834-7133
      with copy to:      Folger Levin & Kahn LLP
                         Embarcadero Center West
                         275 Battery Street, 23rd Floor
                         San Francisco. CA 94111
                         Attn: Donald E. Kelley. Jr.
                         Facsimile: (415) 986-2827

or to such other address as may be contained in a notice at least fifteen (15) days prior to the address change from either party to the other given pursuant to this Section. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord at Landlord's address provided in this Section, or to such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

         19.2 Successors And Assigns. The obligations of this Lease shall run with the land and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Property, said liability terminating upon termination of such ownership and passing to the successor lessor.

         19.3 No Waiver. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

         19.4 Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

         19.5 Litigation Between Parties. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants' fees and attorneys' fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. "Prevailing party" within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

         19.6 Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

         19.7 Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

         19.8 Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

         19.9 Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

         19.10 No Partnership. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type Of manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

         19.11 Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Property designated by Landlord such financial information pertaining to the financial status of Tenant is Landlord may reasonably request; provided. Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time. Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord without Tenant's prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord's partners and professional advisors, solely to use in connection with Landlord's execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Property, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Property, provided that such prospective lenders and/or purchasers are not engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant's most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant's most recent fiscal year, accompanied by a certificate of Tenant's chief financial officer that such financial statements fairly present Tenant's financial condition as of the date(s) indicated.

         Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to its partners and to prospective lenders and purchasers of the Property financial information pertaining to. Tenant's financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

         19.12 [Omitted.]

         19.13 Time. Time is of the essence of this Lease, and of every term and condition hereof.

         19.14 Rules And Regulations. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant's ability, invitees to observe, comply with and obey such rules and regulations as Landlord may promulgate from time to time for the safety, care, cleanliness, order and use of the Premises, the Building and the Property, provided that such rules and regulations are not discriminatory against Tenant.

         19.15 Brokers. Landlord agrees to pay a brokerage commission to Catalyst Real Estate Group and to Cornish & Carey Commercial in connection with the consummation of this Lease in accordance with a separate agreement. Tenant represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold Landlord harmless against any liability, cost or expense, including, without limitation, reasonable attorneys' fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by Tenant with any other broker.

         19.16 Memorandum Of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgement and recordation of such document in reasonable form.

         19.17 Authority. The person signing this Lease on behalf of Tenant warrants that he or she is fully authorized to do so and, by so doing, to bind Tenant, As evidence of such authority. Tenant shall deliver to Landlord, upon or prior to execution of this Lease, a certified copy of a resolution of Tenant's board of directors or other governing body authorizing the execution of this Lease and naming the officer that is authorized to execute this Lease on behalf of Tenant. The person signing this Lease on behalf of Landlord warrants that he or she is fully authorized to do so and, by so doing, to bind Landlord.

         19.18 Execution and Delivery. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

         19.19 Survival. Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Sections 2.6, 5.2, 5.3, 7.4, 9.2, 9.3, 9.4, 11.6, 12.6, 16.2, 19.5 and 19.11
hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.

                  IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

"Landlord"                               "Tenant"

BRITANNIA POINTE GRAND LIMITED           METAXEN, LLC. a Delaware limited
PARTNERSHIP, a Delaware limited          liability company
partnership

By:   BRITANNIA POINTE GRAND,             By:    /s/ Michael J. Ross
      LLC. a California limited              -----------------------------------
      liability company. General              Michael J. Ross
      Partner                                 President & CEO

      By: /s/ T. J. Bristow
          -----------------------------
          T. J. Bristow
          President & Manager

                                    EXHIBITS

                         EXHIBIT A       Real Property Description (Center)

                         EXHIBIT B       Location of Premises (Site Plan)

                         EXHIBIT C       Construction

                         EXHIBIT D       Estimated Construction Schedule

                         EXHIBIT E       Acknowledgment of Lease Commencement

                                   EXHIBIT A

                       REAL PROPERTY DESCRIPTION(CENTER)

AN that certain real property in the City of South San Francisco, County of San Mateo, State of California, more particularly described as follows:

Lots 1, 2, 3 and 4, inclusive, is shown on Parcel Map No. 91-284, "Being a resubdivision of the parcels described in the deeds to Metal and Thermit Corporation, recorded in Book 293, at Page 394 of Deeds; in Book 49, at Page 490, Official Records; in Book 77, at Page 415, Official Records; and, except that parcel described in Book 1352, at Page 373, Official Records," filed on February 25, 1992, in Book 65 of Parcel Maps, in the Office of the Recorder of the County of San Mateo, California.

                                   EXHIBIT B

                        LOCATION OF PREMISES(SITE PLAN)

                                     [MAP]

                                   EXHIBIT B

                                  CONSTRUCTION

         Landlord, at its sole cost and expense (except as otherwise expressly provided in this Lease or as may otherwise be expressly agreed in writing between Landlord and Tenant at any time hereafter), shall undertake and diligently complete, subject to delays for causes beyond its reasonable control. construction of (a) a Building Shell as described in Schedule 1 attached hereto.
(b) common area improvements (parking, landscaping, lighting, etc.) in the areas of the Property adjacent to the Building, and (c) Tenant Improvements to the Premises in accordance with the Approved Plans and Specifications (as defined below and as modified from time to time in accordance with this Exhibit C). Such work shall be performed in a neat and workmanlike manner and shall conform to all applicable governmental codes, laws and regulations in force at the time such work is completed. Landlord and Tenant shall both use their best endeavors to develop, review and approve all space plans, working drawings, final drawings, specifications, changes (if applicable) and other matters promptly, diligently and within time periods set forth in Exhibit D attached to the Lease (as the same may be updated or amended from time to time by mutual agreement of Landlord and Tenant) or within such other time periods as may be reasonably requested by the other party or by the architects, contractors and other professionals engaged in the design and construction of the work.

         The Building Shell shall be a professionally engineered building shell incorporating the elements described in Schedule I attached hereto. As of the date of execution of this Lease, Landlord and Tenant have reviewed and are mutually satisfied with a proposed footprint and column spacing for the Building Shell. Landlord shall cause its architect, Chamorro Design Group ("Architect"). to prepare detailed plans, specifications and working drawings for the Building Shell and to make such plans, specifications and working drawings available for review by Tenant and its advisors. Landlord agrees to consult with Tenant and to give reasonable consideration to Tenant's views regarding functional characteristics of the Building Shell, but the final approval of the plans, specifications and working drawings for the Building Shell (including any changes from the preliminary drawings reviewed by Landlord and Tenant) shall rest solely with Landlord in its sole discretion.

         The Building Shell shall be designed and constructed at Landlord's sole cost and expense, except that a prorata share (based on the ratio between the square footage of the Premises and the total square footage of the Building) of the roof screens, elevator pit, 2,000 amp service and service yard, and any shell upgrades required to accommodate Tenant's special use needs and/or special design requirements for the Tenant Improvements shall be charged against the Tenant Improvement Allowance for the Tenant Improvements.

         Landlord has agreed to make available for laboratory improvements and other tenant improvements over and above the Building Shell (the "Tenant Improvements") a tenant improvement allowance of One Hundred Dollars ($100.00) per square foot (the "Tenant Improvement Allowance"). Landlord's total direct costs of design and construction of the Tenant Improvements (including, but not limited to, payments to contractors or subcontractors for labor and materials, permit fees and charges, sales and use taxes, testing and inspection costs, architects', engineers' and other consulting and professional fees, costs of power, water and other utilities and of collection and removal of debris, and all other related costs incurred in connection with the design and construction of the work, but excluding any project or construction management fees, supervision, profit, overhead or general conditions by Landlord in connection with the construction of the tenant improvements) shall be chargeable against the Tenant Improvement Allowance. Any such costs in excess of the Tenant Improvement Allowance shall be payable solely by Tenant, within thirty (30) days after written request by Landlord accompanied by evidence reasonably satisfactory to Tenant of the nature and amount of the expense or work for which such payment is requested.

         Fifty percent (50%) of the cost of the demising wall(s) between the Premises and the remainder of the Building shall be part of the Tenant Improvements and chargeable against the Tenant Improvement Allowance.

         The general contractor for the Building Shell shall be Concrete Shell Structures. Inc., or any other licensed and qualified general contractor selected by Landlord in its sole discretion.

                            EXHIBIT C (Page 1 of 3)

The architect for the Building Shell shall be Architect, or any other licensed and qualified architect selected by Landlord in its sole discretion.

         The general contractor for the Tenant Improvements shall be Concrete Shell Structures, Inc., or any other licensed and qualified general contractor selected by mutual agreement of Landlord and Tenant, which agreement shall not be unreasonably withheld by either party. Landlord shall contract with such general contractor for construction of the Tenant Improvements. The architect for the Tenant Improvements (the "TI Architect") shall be selected by mutual agreement of Landlord and Tenant, which agreement shall not be unreasonably withheld by either party, and Tenant shall contract with the TI Architect for its services relating to the design and construction of the Tenant Improvements. The costs and fees of the TI Architect shall be chargeable against the Tenant Improvement Allowance and shall be payable by Landlord, either directly to the TI Architect or to Tenant (in reimbursement of amounts paid by Tenant to the TI Architect), as Tenant may direct from tune to time, within thirty (30) days after Landlord's receipt of a request for payment accompanied by reasonable supporting documentation relating to the services and amounts for which payment is requested.

         Landlord and Tenant shall engage only union contractors for construction of the Improvements and, in the case of Tenant, for the construction and installation of Tenant's furnishings, fixture and equipment in the Premises, and shall require all such contractors, and all of their subcontractors, to use only union labor on or in connection with such work.

         Tenant shall cause the TI Architect to prepare a space plan and initial plans and specifications for the Tenant Improvements, in consultation with Landlord and Architect, which plans and specifications shall be mutually approved (such approval not to be unreasonably withheld or delayed) by Landlord and Tenant (the "Approved Plans and Specifications"). Tenant shall then cause the TI Architect to produce detailed working drawings, based on the Approved Plans and Specifications, for submission to the City of South San Francisco for building permit approval. Any material changes from the Approved Plans and Specifications shall be subject to mutual approval (not unreasonably withheld or delayed) by Landlord and Tenant, provided, however, that any changes required from time to time in the Approved Plans and Specifications, working drawings and/or final plans and specifications as a result of applicable law or governmental requirements, or at the insistence of any other third party whose approval may be required with respect to such improvements, or as a result of unanticipated conditions encountered in the course of construction, may be implemented by Landlord after prior notice to Tenant, but shall not require Tenant's approval or consent.

         All material subcontracts for the Tenant Improvements shall be competitively bid. Tenant shall have the right to submit names of specific subcontractors from which it would like bids to be invited in particular areas or trades, but such subcontractors shall be subject to approval (prior to requests for bids) by Landlord and the general contractor, such approval not to be unreasonably withheld, and Landlord shall in all events have the right to solicit bids from additional subcontractors. Tenant shall also have a right to approve or disapprove all subcontractors involved in any aspect of construction of the Tenant Improvements, which approval shall not be unreasonably withheld or delayed. Tenant shall at all times have access to the details of all bids and estimates, and to all other construction cost information, for both the Tenant Improvements and the Building Shell (provided, however, that Tenant shall have no right to approve or disapprove bids or cost information relating to the Building Shell, nor shall the cost of construction of the Building Shell, whether greater or less than budgets or estimates, have any effect on the rent or other economic terms under the Lease); the cost aspects of all subcontractor bids for the Tenant Improvements shall be jointly reviewed by Landlord and Tenant. Cost aspects of any changes requested by Tenant from time to time in the Approved Plans and Specifications, working drawings and/or final plans and specifications shall be subject to mutual approval by Landlord and Tenant; cost aspects of any changes required from time to time in the Approved Plans and Specifications, working drawings and/or final plans and specifications as a result of applicable law or governmental requirements, or at the insistence of any other third party whose approval may be required with respect to such improvements, or as a result of unanticipated conditions encountered in the course of construction, shall not require Tenant's approval or consent, but Tenant shall at all times have access to the details of the cost aspects of such changes (including estimates and actual expenses) for information purposes.

                             EXHIBIT C (Page 2 of 3)

         At any time up to thirty (30) days after the Commencement Date, Tenant shall be entitled to submit one or more lists to Landlord specifying any corrections of construction or decoration details, mechanical adjustments and other corrections that are required in order to cause the Improvements as constructed to conform to the Approved Plans in all material respects. Upon receipt of such list(s). Landlord shall promptly and diligently complete the corrective work described therein at Landlord's sole cost and expense.

         In or about the forty-eighth (48th) month of the initial term of the Lease, Landlord shall make available to Tenant an additional improvement allowance of $75,000.00, which allowance shall be used by Tenant only for design and construction costs, of modifications and improvements in the Premises as Tenant may deem necessary or appropriate. Tenant shall construct any such modifications and improvements in accordance with the provisions of Article 9 of the Lease, and shall be entitled to be reimbursed by Landlord for the direct costs thereof up to a maximum aggregate reimbursement of $75,000.00. Such reimbursement shall, at Tenant's direction, be payable either directly to the person or entity providing services or materials in connection with the improvements or to Tenant (in which event Tenant shall be responsible for making full payment to the person or entity providing services or materials), shall be conditional upon Landlord's receipt of reasonable supporting documentation relating to the services or materials provided and the amounts claimed therefor, and, subject to the foregoing conditions, shall be paid by Landlord within thirty (30) days after receipt of the appropriate supporting information from Tenant.

                            EXHIBIT C (Page 3 of 3)

               Schedule I to Acknowledgment of Lease Commencement

Revised rent schedule under Section 3.1(a) of Lease (based on _______square feet in Premises):

   Months               Monthly Minimum Rental
   ------               ----------------------
  1 -  12      $   --    ($2.47 per square foot)
 13 -  24          --    ($2.53 per square foot)
 15 -  36          --    ($2.59 per square foot)
 37 -  48          --    ($2.65 per square foot)
 49 -  60          --    ($2.71 per square foot)
 61 -  72          --    ($2.78 per square foot)
 73 -  84          --    ($2.85 per square foot)
 85 -  96          --    ($2.55 per square foot)
 97 - 108          --    ($2.63 per square foot)
109 - 120          --    ($2.70 per square foot)
121 - 132          --    ($2.42 per square foot)
133 - 144          --    ($2.50 per square foot)
145 - 156          --    ($2.59 per square foot)
157 - 168          --    ($2.68 per square foot)
169 - 180          --    ($2.45 per square foot)

                                                                         [STAMP]

                                   EXHIBIT E

                     ACKNOWLEDGEMENT OF LEASE COMMENCEMENT

         This Acknowledgment is executed as of December 1, 1998, by BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and METAXEN, LLC, a Delaware limited liability company ("Tenant"), pursuant to
Section 2.4 of the Build-to Suit Lease dated May 27, 1997 between Landlord and Tenant (the "Lease") and as amended by the First Amendment to Lease dated April 13, 1998, covering premises located at 280 East Grand Avenue. South San Francisco, CA 94080 (the "Premises").

         Landlord and Tenant hereby acknowledge and agree as follows:

         1.       The Commencement Date under the Lease is September 1, 1998.

         2. The termination date under the Lease shall be August 31,2013 subject to any applicable provisions of the Lease for extension or early termination thereof.

         3. Based on the final cost of the Improvements and on any change orders, delays and other factors reflected in that cost, the amount due from Tenant to Landlord pursuant to the terms of the Lease and Exhibit C attached thereto is to be determined upon final receipt of Contractor invoices.

         4. The square footage of the Premises and of the Building, measured in accordance with Section 3.1(b) of the Lease, is
                  50.195 square feet. Based on this square footage for the Premises, the rent schedule Under Section 3 of the First Lease Amendment is revised to read as set forth on Schedule 1 attached hereto.

         5. Tenant accepts the Premises and acknowledges the satisfactory completion of all Improvements therein required to be made by Landlord, subject only to any applicable "punch list" or similar procedures specifically provided under the Lease or Under Exhibit C attached thereto.

         EXECUTED as of the date first act forth above.

"Landlord"                               "Tenant"

BRITANNIA POINTE GRAND LIMITED           METAXEN, LLC, a Delaware limited
PARTNERSHIP, a Delaware limited          liability company
partnership

By:   BRITANNIA POINTE GRAND,             By:    /s/ Michael J. Ross
      LLC, a California limited              -----------------------------------
      liability company, General              Michael J. Ross
      Partner                                 President & CEO

      By: /s/ T. J. Bristow
          -----------------------------
          T. J. Bristow
          President & Manager

               Schedule 1 to Acknowledgement of Lease Commencement Revised rent schedule under Section 3.1(a) of Lease (based on 50,195 square feet in Premises):


   Months               Monthly Minimum Rental
   ------               ----------------------
  1 -  12      141,113.00      ($2.81 per square foot)
 13 -  24      144,124.00      ($2.87 per square foot)
 15 -  36      147,136.00      ($2.93 per square foot)
 37 -  48      150,148.00      ($2.99 per square foot)
 49 -  60      153,159.00      ($3.05 per square foot)
 61 -  72      139,542.00      ($2.78 per square foot)
 73 -  84      143,056.00      ($2.85 per square foot)
 85 -  96      127,997.00      ($2.55 per square foot)
 97 - 108      132,013.00      ($2.63 per square foot)
109 - 120      135.527.00      ($2.70 per square foot)
121 - 132      121,472.00      ($2.42 per square foot)
133 - 144      125,488.00      ($2.50 per square foot)
145 - 156      130.005.00      ($2.59 per square foot)
157 - 168      134,523.00      ($2.68 per square foot)
169 - 180      122,978.00      ($2.45 per square foot)